Stock Option Exchange Program January 2024 1

Agenda • Introductions and Overview • The Basics • How an Option Exchange Works • Eligibility • RSU Terms • Considering Your Choice • Important Disclaimers • Q&A

Quick Intro • John Hammond, CEP FGE | Aon Rewards Solutions • 20 + years in stock plan industry • 30 years in employee financial space • 100% focused on employee education – leads Rewards communication practice

Option Exchange Program Overview • Equity is an important component of your Total Rewards package at Arcutis • Many stock options granted to date are “underwater” – That means the exercise price is greater than the current stock price • You are our most important asset - Significantly underwater stock options may not effectively incentivize, motivate and reward you • The Option Exchange Program is an opportunity to trade underwater stock options for restricted stock units (RSUs) – Applies to stock options that have an exercise price at or above $10.00 – New RSU grants will have a new vesting schedule • You decide whether to keep or exchange your stock options 4

The Basics Understanding Types of Equity CONFIDENTIAL - Do Not Duplicate5

What is a Stock Option? 6 Definition: A stock option is an option to purchase stock in the future Option price, exercise price, grant price and strike price – mean the same thing – they all refer to the price you pay to purchase the stock option. Exercise Price: The price is set at the grant date and is the share price at that time Value: The value is the increase in stock price above the Exercise Price Exercise: The process of turning your stock options into shares Taxation: Taxes are calculated on the gain realized upon exercise, for non-qualified stock options ◆ Taxable event Expiration: 10 years from grant date ◆ The last day you can exercise your option Vesting: The time it takes to earn the right to exercise ◆ Time and continued service

7 Definition: An award that represents shares of Arcutis stock Because RSUs do not have a fixed exercise price like stock options, they can never go under water. What is a Restricted Stock Unit? Price: Full-value shares. There is no price you pay as a recipient Value: The value is the full value of Arcutis Biotherapeutics stock Vesting: The process of turning units into shares ◆ Time and continued service Release: Shares vest automatically. There is no exercise or decision to purchase. You own them at vest. Taxation: Taxable at vest/delivery Expiration: Doesn’t apply. Unvested RSUs cancel if you leave the company, but all vested shares are yours to keep.

Examples: Stock Options vs. RSUs Ethan has a grant of 500 stock options with a $15 exercise price. What does this mean? • He has the right to purchase up to 500 shares of common stock at $15 each, once the stock options are vested • This right ends on the grant expiration date (or when he leaves the company), depending on conditions of termination. • To exercise all 500 vested stock options, he would pay $7,500 (500 x $15) • Stock options are valuable if the actual share price surpasses the exercise price • For example, if Ethan sells the shares when the stock is trading at $25 (a $10 increase per share), his gain would be $5,000 (500 x $10) • Taxes are due at exercise (on the difference between the stock price at exercise and the exercise price) and when sold (on investment gain) • She will receive 200 shares of common stock at the current stock price, once the RSUs are vested • Once vested, the RSUs convert to shares of stock and will belong to Ellie • For example, if the stock is trading at $25 when the RSUs vest, the grant will be valued at $5,000 (200 x $25) at that time • Ellie may sell or hold onto the stock • Taxes are due at vest (on stock price at vest) and when sold (on investment gain) Ellie has a grant of 200 RSUs. What does this mean? **The above example assume the stock options are Non-Qualified

How an Option Exchange Works Offer to Exchange Stock Options for RSUs CONFIDENTIAL - Do Not Duplicate9

10 • Opportunity to exchange existing underwater options for restricted stock units (RSUs) – Eligible employees and consultants with eligible stock options – Not required – you can retain all or some of your existing option grants, individual grants cannot be split – No one right answer – each person’s situation and personal preference is unique • An underwater option is a stock option with an exercise price above the current trading price of the stock – Underwater stock options have ‘value’ because the stock may rebound above the exercise price • The replacement RSUs are worth the full value of a share of stock – Will result in change of terms and fewer RSUs – One RSU becomes one share of stock at vesting – Vesting on new RSU grants will begin on February 1, 2024, with the 1st vesting happening on May 1, 2024 • Quarterly over 1, 2, or 3 years depending on the original option grant date • The option exchange ratio is set upfront – Exchange ratios were finalized as of the start of the tender offer – Different exercise prices have different exchange ratios How an Option Exchange Works

11 • The offer to exchange is managed through a formal process called a “tender offer” • Offer is open from January 16th to February 12th • All elections must be made by 8:59pm PT / 11:59pm ET on February 12, 2024 – No election changes will be accepted after this time, there will be no exceptions • If you choose to exchange – When the tender offer is completed, your original option grant is canceled, and you receive the new RSU grant – New grant(s) will be granted on or around February 13, 2024 – Vesting will begin on exchanged awards on February 1, 2024 • If you do not elect to exchange – Your original option grant will remain with its original terms and conditions Important: You can change your election as often as you want until the tender period closes. When it closes, your decision is locked. There will be no exceptions. How an Option Exchange Works Feb 12

12 Option Exchange Materials • Offer to Exchange Eligible Stock Options for New Restricted Stock Units document • Arcutis Option Exchange Program FAQ • Education sessions (recording will be available) – January 16th – January 23rd

Eligibility CONFIDENTIAL - Do Not Duplicate13

• Eligible participants – Active employees and service providers (consultants) with outstanding stock options • Ineligible participants – Employees or consultants who resign or receive a notice of termination from Arcutis prior to the end of offer period – Non-employee directors 14 Eligible Participants Who Can Exchange Stock Options?

15 Eligible Stock Options Held by an eligible employee or consultants Outstanding as of the beginning and end of the tender offer Has an exercise price equal to or great than $10.00

RSU Terms CONFIDENTIAL - Do Not Duplicate16

17 New RSU Terms All RSUs will be considered unvested on the date of grant. Even if the stock options you exchanged were vested. Exchange ratio based on the option price of your original grant. You will see the ratio for each of your stock options on the Option Exchange website. Anticipated vest dates Quarterly, with the 1st vesting date on May 1, 2024 RSU vesting Depends on the grant date of the original stock option grant. Quarterly over 1, 2, or 3 years Shares taxable on vesting date By default, Merrill Lynch will sell the shares needed to cover estimated tax withholding Please consult your financial and/or tax advisor to discuss your own personal situation

18 Ratios and Vesting Eligible Option Exercise Price Range Exchange Ratio (Surrendered Eligible Stock Options: RSUs)* $10.00 to $19.99 2 for 1 $20.00 to $27.49 2.5 for 1 $27.50 and Above 3 for 1 Current: 500 eligible stock options at $20 exercise price Current: 600 eligible stock options at $32 exercise price EXAMPLE 1 EXAMPLE 2 Why are there different exchange ratios? If the stock is trading at $4, an option with a $10 exercise price is worth more than an option with a $20 exercise price. Original Grant Year New Vesting Schedule 2020 and prior Quarterly over 1 year 2021 and 2022 Quarterly over 2 years 2023 Quarterly over 3 years * First vesting will occur on May 1, 2024

19 RSU Tax Basics Taxes happen when you make money Vest ▪ Normal wages • Arcutis withholds U.S. taxes ▪ General taxation • RSUs taxed at vest/release • NQ stock options taxed at exercise • ISO stock options taxed at sale • Income and social tax ▪ RSU big difference – Unlike stock options, you don’t control tax timing Sale ▪ Capital gains/losses ▪ RSUs: Stock price change since vesting ▪ Stock options: Stock price change since exercise ▪ Cost basis • When you sell stock – pay attention to cost basis reporting on your taxes the next year • You don’t want to overpay taxes *You are encouraged to consult your personal legal counsel, accountant, financial, and/or tax advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to this stock option exchange.

20 *Elizabeth is liable for actual taxes due in excess of the estimated taxes Exchange Example Elizabeth is an eligible employee with two eligible option grants. How many RSUs would she receive? • Grant 1: 500 outstanding stock options, $20 exercise price, granted in 2019 • Grant 2: 1,200 outstanding stock options, $32 exercise price, granted in 2023 Elizabeth will owe ordinary income taxes on the value of the shares when they vest. The broker will automatically sell some shares to cover the estimated taxes.

22 Process • You will receive an email with account registration details on January 16, 2024 – From Aon (awardchoice@aon.com) • You’ll click the URL – use the provided code and register with your @arcutis.com email address – Aon can only validate your account when your work email is used – You will get an authentication e-mail to confirm your account • You can go into the site as often as you want and change your ‘current’ election until it closes – Each time an update is made on the website you will receive a confirmation email from awardchoice@aon.com with your current election – Your election is locked at the time the offer expires, February 12, 2024, at 8:59pm PT / 11:59 pm (ET) • No elections changes will be accepted after this time, there will be no exceptions • You will be notified of your new award details when delivered via Merrill Lynch

Considering Your Choice CONFIDENTIAL - Do Not Duplicate23

• You can keep your current stock options or exchange them for RSUs • There is a breakeven point you may want to examine for each of your grants 24 Consider Your Choice For example, with a 2:1 exchange ratio: Eligible Option Exercise Price Range Original Stock Options RSUs Grant Price $17.67 -- Your Awards 900 stock options 450 RSUs Future ARQT Stock Price $10 $10 Value -- $4,500 Eligible Option Exercise Price Range Original Options RSUs Grant Price $17.67 -- Your Awards 900 stock options 450 RSUs Future ARQT Stock Price $35.34 $35.34 Value $15,903 $15,903 At an Arcutis stock price of $10, the original stock options are still underwater and do not have any realizable value, however the RSUs are now worth $4,500. Arcutis’ stock price would need to be $35.34 for your original stock options granted at $17.67 to break even with the value of your new exchanged RSUs.

Demo • You have an e-mail from Aon (awardchoice@aon.com) • You’ll click the link – use the provided code and register with your Arcutis e-mail only • Aon cannot validate your account with a Gmail, or other personal email • You will get an authentication e-mail

26 Important Disclaimers Arcutis cannot advise you on what to do – this is a financial decision that is entirely yours • A tender offer is regulated by the SEC and there are strict guidelines • If you ask for advice, we are required to say ‘read through your materials’ / ‘talk to your advisor’ • If you have questions, email stockadmin@arcutis.com You must complete your tender offer on time • By 8:59 pm PT / 11:59 pm ET on February 12, 2024 • You will receive an e-mail confirmation with your elections – keep it for documentation • This is a one-time event and is only 20 business days long – schedule time for yourself now to review the materials

Q & A Send all questions to stockadmin@arcutis.com CONFIDENTIAL - Do Not Duplicate27

Additional Information and Where to Find It Arcutis Biotherapeutics, Inc. ("Arcutis") has filed with the United States Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO with respect to the Option Exchange, including an offer to exchange and related materials. The Option Exchange will only be made pursuant to the offer to exchange and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. This communication is not an offer to buy nor a solicitation of an offer to sell or exchange any securities of Arcutis. Investors are able to obtain a free copy of these materials and all other documents filed by Arcutis with the SEC at the website maintained by the SEC at www.sec.gov. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Arcutis under the “Investors” section of the Arcutis's website at www.arcutis.com. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS, INCLUDING THE TENDER OFFER STATEMENT OF ARCUTIS AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE OPTION EXCHANGE THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO EXCHANGE SECURITIES IN CONNECTION WITH THE OPTION EXCHANGE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE. Forward-Looking Statements The statements included above that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements. These forward-looking statements include without limitation statements regarding the Option Exchange. Risks and uncertainties that could cause results to differ from expectations include: (i) uncertainties as to the timing and terms of the Option Exchange; (ii) the risk that the Option Exchange may not be completed in a timely manner or at all; ( iii) the possibility that any or all of the various conditions to the consummation of the Option Exchange may not be satisfied or waived; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Option Exchange; (v) the effect of the announcement or pendency of the Option Exchange on Arcutis’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its operating results and business generally or the trading market for its common stock; (vi) risks related to the Option Exchange diverting management’s attention from Arcutis’s ongoing business operations; (vii) the risk that stockholder litigation in connection with the Option Exchange may result in significant costs of defense, indemnification and liability; (viii) Arcutis's ability to achieve the benefits contemplated by the Option Exchange; and (ix) risks and uncertainties pertaining to Arcutis's business, including the risks and uncertainties detailed in Arcutis’s Annual Report on Form 10-K for the year ended December 31, 2022 and its other filings with the SEC, as well as the tender offer materials to be filed by Arcutis in connection with the Option Exchange. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward- looking statements are qualified in their entirety by this cautionary statement, and Arcutis undertakes no obligation to revise or update these statements to reflect events or circumstances after the date hereof, except as required by law. 28